Exhibit 5

TCF FINANCIAL COPORATION
200 Lake Street East
Wayzata, MN 55391

JOSEPH T. GREEN
Senior Vice President, General Counsel and Secretary
November 20, 2015
Securities and Exchange Commission
100 F. St. N.E.
Washington, DC 20549

RE:	TCF Financial 2015 Omnibus Incentive Plan

Ladies and Gentlemen:
I am the Senior Vice President, General Counsel and Secretary of TCF Financial Corporation, a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration of 2,561,692 shares of common stock, par value $.01 per share (the “Shares”) of the Company issuable under the TCF Financial 2015 Omnibus Incentive Plan (the “Plan”).
In connection with the foregoing, I, or the attorneys under my supervision, have examined the corporate records of the Company, including its Certificate of Incorporation, as amended and restated; Bylaws, as amended and restated; the Plan; minutes of all meetings of its directors and stockholders; and such other documents which I have considered relevant and necessary as the basis for my opinion hereinafter set forth. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies.
Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
My opinion set forth above is limited to the Delaware General Corporation Law, as in effect on the date hereof.
I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Joseph T. Green
Joseph T. Green